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                                                                    EXHIBIT 5.1


                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]

                                                                   July 8, 1997

CKE Restaurants, Inc.
1200 North Harbor Boulevard
Anaheim, California 92801

        Re: Registration Statement on Form S-3

Gentlemen:

        At your request, we have examined the form of Amendment No. 2 to Registration Statement on Form S-3, Registration No. 333-27921 (the "Registration Statement"), being filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 8, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 8,337,500 shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"). Such shares of Common Stock, which include 1,087,500 shares that will be subject to over-allotment options to be granted to the underwriters by the Company, are to be sold to the underwriters as described in the Registration Statement for sale to the public.

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issue and sale of the shares of Common Stock.

        Based upon such examination, and subject to compliance with applicable state securities and "blue sky" laws, it is our opinion that the 6,900,000 shares of Common Stock, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus, which is a part of the Registration Statement.

                                        Respectfully Submitted,

                                        /s/ STRADLING, YOCCA, CARLSON & RAUTH